FOTOBALL USA, INC.
                         COMPUTATION OF EARNINGS PER SHARE

                                              3 MONTHS ENDED    6 MONTHS ENDED
                                               JUNE 30, 1996     JUNE 30, 1996
                                              ---------------   ---------------
PRIMARY SHARES CALCULATION:

Reconciliation of weighted average
number of shares outstanding to amount
used in primary earnings per share
computation:

Weighted average number of shares outstanding   2,661,742        2,661,742

Add-shares issuable from assumed exercise
of options and warrants (1)                     1,704,423           66,968

Less-maximum purchase under modified treasury
stock method (20% of shares outstanding)        < 532,348>             -
                                               ------------       -----------
Weighted average number of shares outstanding
as adjusted                                     3,833,817         2,728,710
                                               ------------       -----------

ADJUSTMENTS TO NET INCOME:

Net income                                    $ 1,233,832       $ 1,258,771

Add-invested proceeds from hypothetical
option and warrant conversion, net of
income tax                                        47,118             N/A
                                                ----------        ----------
                                              $ 1,280,950        $ 1,258,771
                                                ----------        ----------
PRIMARY EARNINGS PER SHARE                    $       .33        $       .46
                                                ==========        ==========

FULLY DILUTED SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

Weighted average number of shares outstanding   2,661,742         2,661,742

Add-shares issuable from assumed exercise of
options and warrants                            1,704,423         1,704,423

Less-maximum purchase under modified treasury
stock method (20% of shares outstanding)       <  532,348>        < 532,348>
                                               ------------       -----------
                                                3,833,817         3,833,817
                                               ------------       -----------
ADJUSTMENTS TO NET INCOME:

Net income                                    $  1,233,832      $ 1,258,771

Add-invested proceeds from hypothetical
option and warrant conversion, net of
income tax                                          43,791           87,582
                                                 ----------       ----------
                                              $  1,277,623      $ 1,346,353
                                                 ----------       ----------
FULLY DILUTED EARNINGS PER SHARE              $        .33      $       .35
                                                 ==========       ==========

Note: Net income per common and common equivalent share presented on the face of the condensed statement of operations for the three month and six month periods ended June 30, 1995 exclude common share equivalents outstanding as their effect would be antidilutive during these periods.

(1) The weighted average number of common share equivalents outstanding during the six month period ended June 30, 1996 is computed using the treasury stock method in which the Company's warrants are excluded due to the exercise price of the warrants exceeding the average common stock price during the period.

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